Exhibit 99.1

GTC BIOTHERAPEUTICS RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

FRAMINGHAM, MA – July 18, 2008 — GTC Biotherapeutics, Inc. (NASDAQ: GTCB) (the “Company”) received a notice of non-compliance on July 16, 2008, from the NASDAQ Staff indicating that the Company had not regained compliance with the minimum $1.00 bid price requirement for continued listing on The NASDAQ Global Market, as set forth in NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The Company’s common stock is subject to delisting unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (“Panel”). The Company intends to request a hearing, which will stay any delisting action pending issuance of the Panel’s decision subsequent to the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously reported, the Company was initially notified on January 17, 2008, that the bid price of its common stock had closed below $1.00 for 30 consecutive business days. In accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company was granted 180 calendar days, or until July 15, 2008, to regain compliance with the Minimum Bid Price Rule. As also previously reported, the Company was notified by the NASDAQ Staff that the Company is not in compliance with the minimum $50 million market value of listed securities requirement (the “Market Value Requirement”) set forth in NASDAQ Marketplace Rule 4450(b)(1). In accordance with NASDAQ rules, the Company was granted 30 calendar days, or until July 31, 2008, to regain compliance with that requirement. If the Company does not regain compliance with the Market Value Requirement by July 31, 2008, the Company plans to address this issue at the Panel hearing as well.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in Europe and has begun the review process in the United States under a rolling Biologics License Application. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factor VIIa, factor VIII, factor IX, and alpha-1 antitrypsin. GTC also has a monoclonal antibody portfolio focused on follow-on biologics, including a CD20 monoclonal antibody. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing of determinations by NASDAQ, and the potential for taking additional actions to address compliance with the listing requirements of the NASDAQ Stock Market. Such forward-

looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with variations in the price of GTC’s common stock and its dependence upon the actions of NASDAQ. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com